                  SECURITIES AND EXCHANGE COMMISSION


                        Washington, D.C.  20549




                               FORM 8-K



                             CURRENT REPORT




                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934






                            March 26, 1996





                         Mallinckrodt Group Inc.
         (Exact name of registrant as specified in its charter)


          New York                   1-483           36-1263901
(State or other jurisdiction      (Commission     (I.R.S. Employer
    of incorporation)              File Number)    Identification No.)


 7733 Forsyth Boulevard, St. Louis, MO                63105-1820
(Address of principal executive offices)              (ZIP Code)


Registrant's telephone number,                      (314)854-5200
     including area code


Item 5.  Other Events
A press release was issued March 26, 1996. The relevant portion of the text of that release was as follows:

PREMIER ANNOUNCES BLOCKBUSTER DEALS WITH MALLINCKRODT AND BERLEX FOR CONTRAST MEDIA

CHARLOTTE, N.C./SAN DIEGO, Ca./WESTCHESTER, Il./ST. LOUIS, Mo., March 26, 1996 -- Premier, Inc., the nation's newest and largest healthcare alliance, announced today unprecedented "signature" deals for the purchase of contrast imaging products with Mallinckrodt Group Inc. (NYSE:MKG), a leading manufacturer of contrast media and other medical devices, and Berlex Laboratories, Inc., the market leader in MRI contrast media.

     Alan Weinstein, chairman of Purchasing Partners, a related company of the newly named Premier, said the five-year agreement will allow participating hospitals and healthcare systems in the new Premier's purchasing program to realize significantly improved value, with some hospitals and healthcare systems saving as much as 30 percent OVER current costs for contrast media and as much as 15 percent OVER current costs for MRI products.

     "Never before in the industry has this kind of blockbuster deal been presented," said Weinstein. "This creative solution to offer a total product line is a major step forward in providing exceptional value and leading edge technology for our owners and affiliates.

     "This is the kind of creative strategic thinking that allows top-line manufacturers to create product offerings for the changing face of healthcare delivery. We will provide our owners and affiliates with excellent value."

     Savings through the contrast media agreements and a newly announced medical imaging film agreement already represent combined savings of at least 20 percent of the projected $500 million, first-year savings for participants in the new Premier's group purchasing program. Actual expenditures by Premier facilities for imaging film and contrast media represent only 4 percent of the total purchasing volume of the alliance.

     C. Ray Holman, chairman and CEO of Mallinckrodt Group, said, "As one of the first signature business partners of Premier, we are pleased to bring high quality, cost-effective contrast media to its membership. We anticipate a long-term partnership with Premier that will transcend the customary vendor-buyer relationship. Our goal is to provide Premier hospitals and healthcare systems with products and services to reduce their costs by improving the delivery of healthcare."

     Jorge Engel, president of Berlex Laboratories, said, "As the leader in MRI contrast media, Berlex is very excited about our new venture with Premier. We are looking forward to providing Premier members with the exceptional value associated with Berlex MRI products and services. We anticipate a long-term relationship with Premier that will be built on trust and a commitment from all parties to best serve our common customers."

     "We were convinced going into the merger of AmHS, Premier and SunHealth that there were additional savings out there if we came together," said Weinstein. "This proves we were right. This is only the first of the signature deals we will bring to our membership."

     Premier Purchasing Partners received contrast media proposals from competitive manufacturers which were subsequently reviewed by a task force comprising hospital staff of purchasing and materials executives, radiology administrative directors and radiologists. The task force made recommendations to an oversight committee at the alliance's March 14-16 Governance Education Conference in Orlando where the recommendations were accepted.

     "Critical to the process of choosing our business partners is the participation of owner and affiliate hospital staff representing many disciplines," said Weinstein. "These groups can be proud of their work to choose quality products for the best price possible for all Premier hospitals and healthcare systems."

     Mallinckrodt Group Inc., headquartered in St. Louis, Missouri, had fiscal 1995 net sales of more than $2.2 billion. Through its technology-based businesses, it provides more than 2,000 human and animal health and specialty chemical products in more than 100 countries.

     Berlex Laboratories, Inc., headquartered in Wayne, New Jersey, employs 1,400 people, with 480 of them dedicated to research and development. With more than $500 million in sales for 1995, Berlex is committed to bringing to market beneficial preventive, diagnostic, and therapeutic medicines in the fields of Diagnostic Imaging, Female Healthcare and Life-Threatening and Disabling Diseases.

     The recent merger of American Healthcare Systems, Premier Healthcare Alliance, and The SunHealth Alliance, creates the largest voluntary healthcare alliance covering all 50 states. With offices in Charlotte, Chicago, San Diego and Washington, D.C., the new Premier includes more than 240 owner systems that own or operate 650 institutions as well as another 1,000 affiliated hospitals. Annual group purchasing volume is projected at $10 billion. Additional savings to members' supply purchases is projected to be $500 million each year.

                                    #   #   #


MALLINCKRODT GROUP INC.




ROGER A. KELLER
Vice President, Secretary
  and General Counsel


DATE:  March 28, 1996